UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2021

SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
(408) 503-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMCI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 5, 2021 (the “Effective Date”), Super Micro Computer Inc., Taiwan (the “Subsidiary”), a Taiwan corporation and wholly-owned subsidiary of Super Micro Computer, Inc. (the “Company”), entered into a credit facility (the “Credit Facility”) with Chang Hwa Commercial Bank, Ltd. (the “Bank”). The Credit Facility, which is being used to support the Company’s growth, permits borrowings of up to (i) NTD 1.0 billion (approximately US$36 million equivalent) and, (ii) US$20 million as loans, advances, acceptances, bills, bank guarantees, overdrafts, letters of credit, and other types of drawdown instruments; provided, that aggregate borrowings under the Credit Facility may not exceed NTD1.0 billion (the “Facility Cap”). The Credit Facility has customary default provisions permitting the Bank to terminate or reduce the credit limit, shorten the credit period, or deem all liabilities due and payable, including in the event the Subsidiary has an overdue liability at another financial organization. The Company is not a guarantor of the Credit Facility.

Terms for specific drawdown instruments issued under the Credit Facility, such as credit amount, term of use, mode of drawdown, specific lending rate, and other relevant terms, are to be set forth in separate loan contracts (each, a “Loan Contract”) negotiated with the Bank. Under three Loan Contracts entered into on the Effective Date, the Subsidiary and the Bank have agreed to each of the following:

(i)Subsidiary may choose one of the following, subject to the Facility Cap:

a.A Loan Contract providing for the drawdown of up to US$20 million for an import loan with a tenor of 180 days (the “Import O/A Loan”). The interest rate thereunder is based on LIBOR or TAIFX plus a fixed margin, subject to adjustment under certain circumstances; or

b.A Loan Contract providing for the drawdown of up to US$20 million for an export loan with a tenor of 120 days (the “Export O/A Loan”). The interest rate thereunder is based on LIBOR or TAIFX plus a fixed margin, subject to adjustment under certain circumstances.

(ii)A Loan Contract for a medium-term credit loan of up to NTD1.0 billion with a tenor of 5 years (the “Medium Term Loan”), subject to the Facility Cap. The Medium Term Loan will be used by the Subsidiary to support its manufacturing activities (such as purchase of materials and components), and to provide medium-term working capital (the “Permitted Uses”). Drawdowns under the Medium Term Loan may be made through July 31, 2022, with the first drawdown date not later than November 6,2021. Such drawdown period may be extended an additional one year with prior consent from the Bank, but no later than October 5, 2024. Drawdowns may be in amounts of up to 80% of Permitted Uses certified to the Bank in drawdown certificates.

During the first three years of the loan, the interest rate is at a fixed discount to a specified 2-year time savings deposit rate, subject to a floor. During the last two years of the loan, the interest rate is at a fixed premium to a specified 2-year time savings deposit rate, subject to a floor. The interest rate is subject to adjustment in certain circumstances, including in the event the Subsidiary is unable to comply with requirements related to accelerated investment by domestic corporations in Taiwan.

Principal is amortized evenly on a monthly basis, with principal payments subject to a one year grace period from the date of the first drawdown prior to the commencement of repayment.

None of the Import O/A Loan, Export O/A Loan, or Medium Term Loan are secured and there are no financial covenants. Under the Credit Facility, the Bank has the right to demand collateral for debts owed.

The foregoing descriptions of the Credit Facility and each of the Loan Contracts do not purport to be complete and are qualified in their entirety by reference to the English language translation of such documents, copies of which are filed hereby as Exhibits 10.1 through 10.4, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	English language translation of the Credit Authorization Agreement dated as of October 5, 2021 between Super Micro Computer, Inc. Taiwan and Chang Hwa Commercial Bank, Ltd.
10.2	English language translation of the Imported Goods Loan Agreement dated as of October 5, 2021 between Super Micro Computer, Inc. Taiwan and Chang Hwa Commercial Bank, Ltd.
10.3	English language translation of the Export Loan Agreement dated as of October 5, 2021 between Super Micro Computer, Inc. Taiwan and Chang Hwa Commercial Bank, Ltd.
10.4
English language translation of the Loan Agreement for the Action Plan for Accelerated Investments by Domestic Corporations dated as of October 5, 2021 between Super Micro Computer, Inc. Taiwan and Chang Hwa Commercial Bank, Ltd.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: October 12, 2021	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board